Exhibit 99.1

Chaparral Steel Company Announces Special Meeting and Record Dates

Midlothian, Texas - August 8, 2007 - Chaparral Steel Company (NASDAQ: CHAP) announced today its Board of Directors has scheduled a special meeting of shareholders to vote on the proposal to adopt the Agreement and Plan of Merger pursuant to which Chaparral Steel Company would be acquired by Gerdau Ameristeel Corporation for cash consideration of U.S. $86 per share. The special meeting will be held at 9:00 a.m., CST on September 12, 2007 in the Salon A Meeting Room of the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas. The close of business on August 9, 2007 has been fixed as the record date for shareholders entitled to receive notice of and to vote at the special meeting. Completion of the merger is subject to approval of Chaparral's shareholders, customary closing conditions and regulatory approval or the expiration or termination of applicable waiting periods.

Additional Information and Where to Find It

In connection with the proposed transaction with Gerdau Ameristeel Corporation, the Company has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the preliminary proxy statement and, when available, the definitive proxy statement and other documents filed by the Company at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Chaparral Investor Relations, telephone (972) 779-1032 or on the Company’s Web site at www.chapusa.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in the proxy statement for Chaparral’s 2006 annual meeting of stockholders, as filed with the Securities and Exchange Commission on a Schedule 14A on July 24, 2006, and information concerning all of the Company’s participants in the solicitation will be included in the definitive proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web Site at http://www.sec.gov and from Chaparral Investor Relations, telephone (972) 779-1032 or on the Company’s Web site at www.chapusa.com.

Certain Statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.